Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BSB Bancorp, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-92138) of BSB Bancorp, Inc. of our report dated April 30, 2004, relating to the statements of net assets available for benefits of the BSB Bank and Trust Company 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2003 annual report on Form 11-K of BSB Bank & Trust Company 401(k) Savings Plan.

/s/ KPMG

Albany, New York

June 23, 2004